Exhibit 99.2

Gurnet Point L.P. enters into agreement to acquire Innocoll Holdings plc

Transaction Unanimously Supported by Innocoll Board and Key Shareholders

CAMBRIDGE, Mass. & ATHLONE, Ireland, April 4, 2017 – Gurnet Point L.P., a healthcare investment fund, and Innocoll Holdings plc (NASDAQ: INNL), a global pharmaceutical and medical device company, today announced that they have reached an agreement on the terms of a recommended offer. Under the recommended offer, Gurnet Point will acquire Innocoll for $1.75 per share in cash, and up to $4.90 in cash from a contingent value right (CVR), for a total potential per share value of up to $6.65 or up to approximately $209 million in aggregate. The initial cash consideration of $1.75 represents a premium of approximately 120 percent to the closing price per Innocoll Share on March 10, 2017, the last dealing day prior to the date on which the anomalous movement in Innocoll’s shares commenced (and a premium of approximately 28 percent to the closing price per Innocoll Share on March 15, 2017, the day prior to Innocoll initiating the commencement of the offer period).

During the offer period, Gurnet Point plans to provide a term loan of $10 million to give Innocoll additional resources needed for the continued development of XARACOLL within the post-operative pain market. Innocoll believes that the loan will provide it with the additional capital needed to prepare for the re-submission of the XARACOLL new drug application (“NDA”) to the U.S. Federal Drug Administration (“FDA”) in order to achieve the milestones related to the CVR.

This transaction builds on Gurnet Point’s strategy of investing in life science, medical technology and healthcare service companies. Since its initial NASDAQ public offering in 2014, Innocoll has leveraged its proprietary collagen-based technology to successfully complete two Phase 3 studies for XARACOLL, Innocoll’s late-stage surgically implantable and bioresorbable collagen matrix. XARACOLL was developed to provide sustained post-operative pain relief through controlled delivery of bupivacaine at the surgical site.

Innocoll noted that its Board had explored a sale of the company, to achieve its goal of bringing XARACOLL to market, as well as keeping the company independent and funding the over $100 million required to fund operations through 2019 from raising equity or debt. The “go-it-alone” option was dismissed due to the potential for significant shareholder dilution and execution risk. A potential license for XARACOLL in the United States was also investigated, but no suitable partner has been found.

“Having studied a number of strategic options over the past several months, our Board and management team believe this strategic transaction will give Innocoll access to the financial resources it needs to pursue its goals of bringing XARACOLL through its development to commercialization, and address important unmet medical needs in the post-operative pain market. We believe that the combined leadership of the two companies, supported by Gurnet Point’s financial strength, will better position Innocoll to pursue a successful filing and subsequent commercialization of XARACOLL,” said Jonathan Symonds, Chairperson of Innocoll. “The Innocoll directors unanimously support the offer, which represents a significant premium to the recent share price. In addition, the CVR allows shareholders to participate in the continued development of XARACOLL without further investment."

The directors of Innocoll and major shareholders, including holdings managed by Fortress, Morgan Stanley, Sofinnova and Unique Technologies, have provided irrevocable undertakings to vote in favor of the scheme. In total, management, directors and shareholders have provided irrevocable undertakings

1

representing 46% of the issued ordinary share capital of Innocoll. Details of these irrevocable undertakings, including the circumstances in which they cease to be binding, are set out in the announcement pursuant to Rule 2.5 of the Irish Takeover Rules made by Gurnet Point, Gurnet Bidco and Innocoll today.

“Gurnet Point intends to work with Innocoll’s team to help bring XARACOLL to market by infusing substantial additional capital for its continued development and regulatory approval. We have great respect for Tony Zook and his team at Innocoll and look forward to investing in the business and assisting with the approval of XARACOLL and its commercialization,” said Christopher Viehbacher, Managing Partner at Gurnet Point Capital.

Innocoll had expected to receive FDA approval of XARACOLL this year. On December 29, 2016, Innocoll announced that it had received a Refusal to File Letter from the FDA for XARACOLL. Among other points, the FDA indicated that XARACOLL should be characterized as a drug-device combination product and that additional clinical and nonclinical information on XARACOLL may be required. To provide this information, Innocoll proposes to conduct an additional short-term pharmacokinetic study and several short-term non-clinical toxicology and biocompatibility studies.

The Innocoll directors believe that, if adequately financed and successful, such studies may be completed in time for an end of year re-submission of the XARACOLL NDA. Data from these studies, along with additional manufacturing information required to address the new combination product designation by the FDA and other chemistry, manufacturing and control activities, are also expected to be included in the re-submission.

If the re-submitted NDA is accepted by the FDA, thereby allowing XARACOLL to ultimately be approved, the Innocoll directors believe that Innocoll could be in a position to commercialize XARACOLL by the end of 2018.

Terms of the Transaction

The transaction, which is valued at up to approximately $209 million (including the maximum amount payable upon achievement of the CVR milestones listed below), is expected to be implemented by means of a court-sanctioned scheme of arrangement under Irish law or, with the consent of the Irish Takeover Panel, a takeover offer if Gurnet Bidco so chooses. Innocoll's Board of Directors intends to recommend unanimously that Innocoll shareholders vote or procure votes in favor of the Transaction.

Under the terms of the acquisition, each CVR represents the right to receive a specified amount of cash payments, with each payment conditioned upon the achievement of certain events, called CVR Payment Events.

These CVR Payment Events are:

•	First CVR Payment Event: Gurnet Bidco will pay $0.70 in cash per CVR if on or before December 31, 2018, XARACOLL is approved by the FDA with a label covering indications for the treatment of postsurgical pain immediately following open abdominal Hernia repair.
•	Second CVR Payment Event: Gurnet Bidco will pay an additional $1.33 in cash per CVR if, on or before December 31, 2018, XARACOLL is approved by the FDA with a label covering indications for the treatment of postsurgical pain immediately following Soft Tissue repair (and not limited to hernia repair).

2

•	Third CVR Payment Event: If the milestone is met, Gurnet Bidco will either pay: $1.00 in cash per CVR if, on or before December 31, 2019, XARACOLL is approved by the FDA with a label covering indications for the treatment of postsurgical pain immediately following Hard Tissue repair; or, if not

$0.60 in cash per CVR if, after December 31, 2019 but on or before June 30, 2020, XARACOLL is approved by the FDA with a label covering indications for the treatment of postsurgical pain immediately following Hard Tissue repair.

•	Fourth CVR Payment Event: If the milestone is met, Gurnet Bidco will either pay: $1.87 in cash per CVR if global net sales of XARACOLL exceed $60 million in any four consecutive Calendar Quarters ending on or prior to December 31, 2019; or, if not, $1.00 in cash per CVR if global net sales of XARACOLL exceed $60 million in any four consecutive Calendar Quarters ending on or prior to March 31, 2020.

In the event that none of the CVR Payment Events occur by the relevant dates, then the CVR will have no value. The minimum payment of the CVR is zero and the maximum payment is $4.90 in cash per Innocoll Share.

About Gurnet

Gurnet Point is a healthcare investment fund led by Christopher Viehbacher, managing partner, Gurnet Point Capital. Gurnet Point is based in Cambridge, Massachusetts, USA, and invests in life sciences and medical technologies as well as healthcare services across all stages of development through to commercialization.

About Innocoll

Innocoll is a global, commercial stage specialty pharmaceutical and medical device company with late stage development programs targeting areas of significant unmet medical need. Innocoll’s shares are listed for trading on the NASDAQ under the symbol “INNL.” Innocoll utilizes its proprietary collagen-based technology platform to develop biodegradable and fully bioresorbable products and product candidates which can be broken down by the body without the need for surgical removal or topical application. Using its proprietary processes at its manufacturing facility, Innocoll derives and purifies bovine and equine collagen and then utilizes its technology platform to incorporate the purified collagen into its topical and implantable products. Innocoll’s proprietary processes and technologies also enable it to control the texture, consistency, drug elution dynamics, resorption time and other physical characteristics of the finished product. All of Innocoll’s native collagen products – from extraction/purification of type-1 collagen through final delivery form – are manufactured at its certified, integrated plant in Saal, Germany.

General

This summary should be read in conjunction with the full text of the Rule 2.5 announcement, being the formal transaction announcement made by Gurnet Point, Gurnet Bidco and Innocoll earlier today. The Rule 2.5 announcement and this announcement will be made available on a Gurnet Point website for the purposes of the Acquisition (www. GurnetPointLPOffer.com) and on Innocoll’s website (www.Innocoll.com). Certain capitalized words used in this announcement and not defined have the meaning given to such words in the Rule 2.5 announcement. The bases and sources set out in the Rule

3

2.5 announcement have been used in this announcement, unless otherwise stated or the context otherwise requires. Certain figures included in this announcement have been subjected to rounding adjustments.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF THAT JURISDICTION.

Important Additional Information for U.S. Investors and Where to Find It

Innocoll intends to file the Scheme Document, which will also constitute the proxy statement of Innocoll (the “Proxy Statement”), with the SEC and mail a copy to Innocoll Shareholders in advance of the Scheme Meeting and the EGM and in connection with the Acquisition and the Scheme. INNOCOLL SHAREHOLDERS ARE URGED TO READ THE SCHEME DOCUMENT/PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT INNOCOLL, THE ACQUISITION, THE SCHEME AND RELATED MATTERS. Innocoll Shareholders will be able to obtain free copies of the Scheme Document/Proxy Statement and other documents filed with or furnished to the SEC by Innocoll through the website maintained by the SEC at www.sec.gov. In addition, Innocoll Shareholders will be able to obtain free copies of the Scheme Document/Proxy Statement on www.Innocoll/com/investors.

Participants in the Solicitation

Innocoll, Gurnet Point and Gurnet Bidco and certain of its respective directors and executive officers and employees may be considered participants in the solicitation of proxies from the shareholders of Innocoll in respect of the transactions contemplated by the Scheme Document/Proxy Statement. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of Innocoll in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement when it is filed with the SEC. Information regarding Innocoll’s directors and executive officers is contained in Innocoll’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 which is filed with the SEC. Information concerning the interests of Innocoll’s participants in the solicitation, which may, in some cases, be different than those of Innocoll’s shareholders generally will be set forth in the Proxy Statement relating to the transaction when it becomes available.

No Offer or Solicitation

This announcement is for information purposes only and is not intended to and does not constitute an offer to purchase, sell, subscribe for or exchange, or the solicitation of an offer to purchase, sell, subscribe for or exchange or an invitation to purchase, sell, subscribe for or exchange any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. The Acquisition will be made solely by means of the Scheme Document (or, if applicable, the Takeover Offer Document), which will contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Acquisition. Any decision in respect of, or other response to, the Acquisition, should be made only on the basis of the information contained in the Scheme Document

4

(of, if applicable, the Takeover Offer Document). No offer of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements included in this announcement are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements can typically be identified by the use of forward-looking terminology, such as “expects”, “believes”, “may”, “will”, “could”, “should”, “intends”, “plans”, “predicts”, “envisages”, “estimates”, “forecast”, “outlook”, “guidance”, “possible”, “projects”, “potential” or “anticipates” or other similar words and expressions and include, without limitation, any projections relating to results of operations and financial conditions of either Gurnet Point, Gurnet Bidco or Innocoll and their respective subsidiary undertakings from time to time, as well as plans and objectives for future operations, expected future revenues, financing plans, expected expenditures, expected synergies and divestments relating to Gurnet Point, Gurnet Bidco or Innocoll and discussions of Gurnet Point’s, Gurnet Bidco’s or Innocoll’s business plan. All forward-looking statements in this announcement made by Gurnet Point and / or Gurnet Bidco are based upon information known to Gurnet Point and / or Gurnet Bidco on the date of this announcement and all forward-looking statements in this announcement made by Innocoll are based upon information known to Innocoll on the date of this announcement. Except as expressly required by law, Gurnet Point, Gurnet Bidco and Innocoll disclaim any intent or obligation to update or revise these forward-looking statements. None of Gurnet Point, Gurnet Bidco or Innocoll undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, save as may be required by law.

Statements under the Irish Takeover Rules

The directors of Gurnet Bidco and the managers of Waypoint International GP LLC (in its capacity as general partner of Gurnet Point) accept responsibility for the information contained in this announcement, other than the information relating to Innocoll, the Innocoll Group and the Innocoll directors and members of their immediate families, related trusts and persons connected with them, for which the Innocoll directors accept responsibility. To the best of the knowledge and belief of the directors of Gurnet Bidco and the managers of Waypoint International GP LLC (in its capacity as general partner of Gurnet Point) (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Innocoll directors accept responsibility for the information contained in this announcement relating to Innocoll, the Innocoll Group and the Innocoll directors and members of their immediate families, related trusts and persons connected with them, except for statements made by Gurnet Point and Gurnet Bidco in respect of Innocoll. To the best of the knowledge and belief of the Innocoll directors (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Evercore Partners International LLP (“Evercore”), which is authorized and regulated in the United Kingdom by the Financial Conduct Authority, is acting as Financial Adviser exclusively for Gurnet Point and Gurnet Bidco and no one else in connection with the Acquisition and the other matters referred to

5

in this announcement, and will not regard any other person as its client in relation to the Acquisition and the other matters referred to in this announcement and will not be responsible to anyone other than Gurnet Point and / or Gurnet Bidco for providing the protections afforded to clients of Evercore, nor for providing advice in relation to the Acquisition or the other matters referred to in this announcement. Neither Evercore nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Evercore in connection with this announcement, any statement contained herein or otherwise.

Piper Jaffray & Co. (“Piper Jaffray”), which is a securities broker-dealer registered with the U.S. Securities and Exchange Commission (“SEC”) and subject to regulation by the SEC and the Financial Industry Regulatory Authority (“FINRA”), is acting as financial adviser exclusively for Innocoll and for no one else in connection with the Acquisition and the other matters referred to in this announcement, and will not be responsible to anyone other than Innocoll for providing the protections afforded to clients of Piper Jaffray or for providing advice in relation to the Acquisition or any other matters referred to in this announcement.

Disclosure Requirements under the Irish Takeover Rules

Persons interested in 1% or more of any relevant securities in Innocoll may have disclosure obligations under Rule 8.3 of the Irish Takeover Panel Act, 1997, Takeover Rules 2013. See the Rule 2.5 announcement of earlier today for further details.

No Profit Forecast / Asset Valuation

No statement in this announcement is intended to constitute a profit forecast for any period, nor should any statements be interpreted to mean that earnings, earnings per share, losses or losses per share will necessarily be greater or lesser than those for the relevant preceding financial periods for any of Innocoll, Gurnet Point or Gurnet Bidco as appropriate. No statement in this announcement constitutes an asset valuation.

6